Exhibit 99.2
 6  Q1 FY23  Letter to Shareholders  August 2, 2022

 2  Q1 FY23 Letter to Shareholders

 3  Q1 FY23 Letter to Shareholders

 4  Q1 FY23 Letter to Shareholders

 5  Q1 FY23 Letter to Shareholders

 6  Q1 FY23 Letter to Shareholders

 7  Q1 FY23 Letter to Shareholders

 8  Q1 FY23 Letter to Shareholders

 9  Q3 FY22 Letter to Shareholders

 10  Q1 FY23 Letter to Shareholders

 11  Q1 FY23 Letter to Shareholders

 12  Q1 FY23 Letter to Shareholders

 13  Q1 FY23 Letter to Shareholders

 14  Q1 FY23 Letter to Shareholders

 15  Q1 FY23 Letter to Shareholders

 16  Q1 FY23 Letter to Shareholders

Q1 FY23

Letter to Shareholders

August 2, 2022

CIRRUS LOGIC®

August 2, 2022

Dear Shareholders,

In Q1 FY23 Cirrus Logic delivered record first quarter revenue of $393.6 million and GAAP and non-GAAP earnings per share were $0.69 and $1.12, respectively. Revenue for the quarter was above the high end of guidance as component shipments into smartphones exceeded expectations, and we continued to benefit from strong demand for flagship devices. Operating expense for the quarter was slightly below the midpoint of guidance despite higher revenue. During the quarter, we started development of a next-generation 22-nanometer smart codec for smartphones and began initial production ramps ahead of new smartphone introductions later this year. Furthermore, we expanded our footprint in the laptop market while also continuing to invest in longer-term opportunities that we believe will enable us to capitalize on the secular trends driving increased content opportunities in these devices. The company remains focused on delivering long-term growth through investment in new technologies and high-performance mixed-signal (HPMS) products where we can leverage our expertise in low-power, low-latency signal processing. With a compelling pipeline of audio and HPMS custom and general market components coming to market over the next few years, we believe Cirrus Logic is well-positioned for future success.

We would like to recognize John Melanson, a senior technical fellow who has been at Cirrus Logic for nearly 30 years. John was recently granted his 500th U.S. patent, an achievement that places him 94th on the list of the 100 most prolific inventors. His innovations have been the catalyst for many products that led to rapid advancements in personal computing, semiconductors, and networking.

Figure A: Cirrus Logic Q1 FY23 Results

	GAAP	Adj.	Non-GAAP*
Revenue	**$393.6**		**$393.6**
Gross Profit	**$202.6**	**$0.3**	**$202.9**
Gross Margin	**51.5%**		**51.5%**
Operating Expense	$148.4	($28.9)	$119.5
Operating Income	**$54.3**	**$29.1**	**$83.4**
Operating Profit	**13.8%**		**21.2%**
Interest Expense	$0.3		$0.3
Other Expense	$0.5		$0.5
Income Tax Expense	$15.4	$4.3	$19.7
Net Income	**$39.7**	**$24.8**	**$64.5**
Diluted EPS	**$0.69**	**$0.43**	**$1.12**

*Complete GAAP to Non-GAAP reconciliations available on page 13
Numbers may not sum due to rounding
$ millions, except EPS

Revenue and Gross Margin

Cirrus Logic reported revenue for the June quarter of $393.6 million, down 20 percent sequentially but up 42 percent year over year. The decline in revenue on a sequential basis reflects a reduction in smartphone unit volumes. Growth in year-over-year sales was driven by HPMS content gains and higher ASPs. In the June quarter, revenue derived from our audio and HPMS product lines represented 65 percent and 35 percent of total revenue, respectively. One customer contributed approximately 79 percent of total revenue in Q1 FY23. Our relationship with our largest customer remains outstanding, with continued strong design activity across a wide range of products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about this business.

Figure B: Cirrus Logic Revenue ($M) Q2 FY21 to Q2 FY23


$600
$500
$400
$300
$200
$100
$0
$347
$486
$294
$277
$466
$548
$490
$394
$470*
Q2 /FY21
Q3 /FY21
Q4 /FY21
Q1 /FY22
Q2 /FY22
Q3 /FY22
Q4 /FY22
Q1 /FY23
Q2 /FY23
Audio
High-Performance Mixed-Signal

*Midpoint of guidance as of August 2, 2022

In the September quarter, we expect revenue to range from $450 million to $490 million, up 19 percent sequentially and one percent year over year at the midpoint. The sequential increase in revenue is expected to be driven primarily by higher unit volumes. The anticipated year-over-year change in sales reflects higher ASPs and, to a lesser extent, increased HPMS content in smartphones.

Figure C: High-Performance Mixed-Signal Revenue Contribution FY19 – FY22


FY19
12%
88%
FY22
33%
67%
Future
50%
50%
HPMS
Audio

High-performance mixed-signal solutions include camera controllers, haptics and sensing, fast-charging and power conversion, and control ICs

GAAP gross margin in the June quarter was 51.5 percent, compared to 52.8 percent in Q4 FY22 and 50.5 percent in Q1 FY22. Non-GAAP gross margin in the June quarter was above the high-end of guidance at 51.5 percent. This compares to 52.9 percent in Q4 FY22 and 50.6 percent in Q1 FY22. On a sequential basis, gross margin decreased as cost increases that took effect in January were fully reflected in product shipments during the quarter. This was partially offset by a favorable product mix. The year-over-year change in gross margin reflects the favorable impact of higher ASPs on general market products. In the September quarter, we expect gross margin to range from 49 percent to 51 percent.

Operating Profit, EPS, and Cash

Operating profit for Q1 FY23 was approximately 13.8 percent on a GAAP basis and 21.2 percent on a non-GAAP basis. GAAP operating expense was below the midpoint of guidance at $148.4 million, down $2.5 million sequentially and up $27.5 million year over year. The sequential decline was primarily driven by a reduction in variable compensation and employee-related expenses. This was offset by higher product development costs and stock-based compensation. On a year-over-year basis, the increase reflects higher employee-related expenses, including a significant addition to our R&D headcount, amortization of acquired intangibles, variable compensation, acquisition-related costs, stock-based compensation, and product development costs. GAAP operating expense included $17.9 million in stock-based compensation, $7.8 million in amortization of acquisition intangibles, and $3.2 million in acquisition-related costs. Non-GAAP operating expense was $119.5 million, down $3.6 million sequentially and up $16.4 million year over year.

GAAP R&D and SG&A expenses for Q2 FY23 are expected to range from $154 million to $160 million, including approximately $20 million in stock-based compensation, $8 million in amortization of acquired intangibles, and $3 million in acquisition-related costs. Looking ahead, we see significant opportunities to continue our technology and product diversification across existing and new markets. We anticipate making ongoing R&D investments to address strategic opportunities, while also monitoring the macro environment and exercising overall operational discipline. The company's total headcount exiting Q1 was 1,604.

Figure D: GAAP R&D and SG&A Expenses ($M)/Headcount Q2 FY21 to Q2 FY23



$160
$150
$140
$130
$120
$110
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
1,480
1,474
1,481
1,513
1,592
1,587
1591
1604
Q2 FY21
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22
Q4 FY22
Q1 FY23
Q2 FY23
R&D
SG&A
Expense*
Headcount

*Reflects midpoint of combined R&D and SG&A guidance as of August 2, 2022

GAAP earnings per share for the June quarter was $0.69, compared to $1.64 the prior quarter and $0.29 in Q1 FY22. Non-GAAP earnings per share for the June quarter was $1.12, versus $2.01 in Q4 FY22 and $0.54 in Q1 FY22.

Our ending cash and cash equivalents balance in the June quarter was $453.7 million, up from $444.2 million the prior quarter. In Q1, we utilized $56.4 million to repurchase 724,871 shares at an average price of $77.78. As of June 25, 2022, the company had $136.1 million remaining in its 2021 share repurchase authorization. Furthermore, the Board of Directors recently authorized the company to repurchase up to an additional $500 million of Cirrus Logic common stock. Cash from operations for the quarter was $74.4 million. We expect to continue strong cash flow generation in FY23 and will evaluate potential uses of this cash, including investing in the business to pursue

organic growth opportunities, M&A, and returning capital to shareholders through share repurchases.

Taxes and Inventory

GAAP tax expense for Q1 FY23 was $15.4 million on GAAP pre-tax income of $55.1 million, resulting in an effective tax rate of 27.9 percent. Non-GAAP tax expense for the quarter was $19.7 million on non-GAAP pre-tax income of $84.2 million, resulting in a non-GAAP effective tax rate of 23.4 percent. Non-GAAP tax expense for the June quarter includes the effect of higher non-GAAP income in various jurisdictions. The GAAP and non-GAAP effective tax rates for the June quarter were unfavorably impacted by a provision of the Tax Cuts and Jobs Act of 2017 effective for U.S. taxpayers this year that requires companies to capitalize and amortize R&D expenses rather than deduct them in the current year. We estimate that our FY23 non-GAAP effective tax rate will be approximately 23 percent to 25 percent. Looking beyond FY23, we anticipate that under this rule our effective tax rate will decrease sequentially as additional years of R&D expenses are amortized for tax purposes and may return to a normalized range in approximately five years, absent any other future changes that would impact our effective tax rate. We will continue to monitor legislative activity in this area that may result in the elimination or deferral of this tax rule before the end of FY23. Without the impact of this rule, we estimate that our FY23 non-GAAP effective tax rate would be in our more typical mid-teens range.

Q1 inventory was $174.4 million, up from $138.4 million in Q4 FY22. This increase is in line with normal seasonal trends due to customer product launch timing. In Q2 FY23, we expect inventory to be relatively flat from the prior quarter as we begin shipping ahead of these launches.

Company Strategy

During the June quarter, we continued to build on our well-established position in audio while also driving both product and end-market diversification through our HPMS business. Design activity across our portfolio was strong as we started active development of a next-generation custom smart codec in an advanced process node and saw our general market boosted amplifiers and codecs designed into several new laptops. We remain committed to our three-pronged strategy for growing our business: first, maintaining our leadership position in smartphone audio; second, broadening sales of audio components in key profitable applications beyond smartphones; and third, applying our mixed-signal engineering expertise to develop solutions in new, adjacent HPMS applications and markets.

In audio, we are encouraged by customer engagement and design momentum across our portfolio of boosted amplifiers and smart codecs. We are now developing our next-generation smart codec for smartphones in the 22-nanometer process node. This multi-channel mixed-signal device

incorporates high-performance, low latency, and ultra-low power data conversion paths enabling unique use cases and system design flexibility across audio, sensing, and other critical signal processing applications for next-generation mobile devices. Additionally, we are proud to have recently received the "Galaxy Quality Best Award" from Samsung's MX division for our quality performance. This further demonstrates our ability to execute to exceptional quality standards in service of world-class customers.

Outside of smartphones, we also see increased market traction for high-quality audio in laptops. While this market is experiencing a slowdown in demand in the near term, we continue to believe that there are several favorable secular drivers that create opportunities for both revenue growth and increased market diversity longer term. First, we are seeing a significantly increased emphasis on high-quality audio capture and rendering across our customer base due to the shift to remote and hybrid working. Second, the transition to thinner and lighter industrial designs is also fueling the need for high-quality audio that is facilitated by multiple channels of higher voltage amplification within these ever-tighter physical constraints. In an effort to capitalize on these secular trends, we are sampling a new amplifier optimized specifically for laptops with customers, and we also recently taped out our first SoundWire®-enabled codec designed for these applications. These two components deliver meaningful performance improvements and offer leading OEMs a scalable set of solutions across the different tiers of consumer and commercial laptop and desktop computers. With ongoing engagements with numerous leading OEMs, in FY23 we expect to see over 40 new laptop models come to market featuring our high-voltage boosted amplifiers and codecs.

Beyond audio, product development and design activity were strong with our high-precision, low-latency camera controllers that enable faster processing to focus and stabilize image capture. During the quarter, we began initial production ramps of our latest camera controller ahead of new product introductions later this year. We expect to benefit from not only a higher attach rate of our camera controller in the newest devices but also a better mix of overall smartphones on the market that include more of our camera components. While our customer engagement and close engineering collaboration have spanned multiple iterations of camera controllers, this relationship continues to strengthen as we work together to identify opportunities on our roadmap to enable advanced functionality in the camera as well as improve overall system performance. Turning to power, while our first-generation power conversion and control IC brought new technology and system-level capabilities to smartphones, we are investing in intellectual property and capabilities that further innovate and address new challenges in power, including battery health and longevity. Furthermore, we continue to believe the expertise and intellectual property added to the team through our acquisition of Lion Semiconductor in FY22 brings additional opportunities for market diversification, including in the laptop space. Today we are investing in innovative charging and battery-related technologies to capitalize on long-term opportunities in laptops driven by OEMs' desire for improved power and thermal efficiency, and rapid charging. With a proven track record

of innovation and on-time execution, Cirrus Logic has fostered engineering-led customer relationships that help focus R&D initiatives while also providing longer-term visibility. This has been fundamental in driving growth beyond audio in HPMS where the company has successfully leveraged our mixed-signal expertise into new product categories such as camera controllers and power conversion and control ICs. Looking forward, with a number of ongoing technology investments, we believe we have a solid pipeline of opportunities to expand HPMS dollar content in FY24 and beyond.

As capacity constraints persist, particularly with 55-nanometer wafers, we continue to experience demand in excess of supply. Near term, we are working with our partners to expand capacity where possible and we continue to prioritize supply towards key customers seeking to maximize total smartphone unit volumes in light of these constraints. We are also working to support key customers in other end markets that we believe are important for long-term revenue growth. Longer term, we are transitioning certain mixed-signal intellectual property to other advanced process nodes, which will enable us to not only alleviate some capacity challenges but also deliver higher performance and a greater range of foundry options in the future.

In conclusion, building on our mixed-signal processing expertise we remain focused on diversifying our product portfolio and broadening our addressable market into new application areas. With a consistent track record of execution and a compelling roadmap, we believe that expanding into advanced process nodes and new, adjacent HPMS categories will bring further growth opportunities in the coming years.

Summary and Guidance

For the September quarter we expect the following results:

- Revenue to range between $450 million and $490 million;
- GAAP gross margin to be between 49 percent and 51 percent; and
- Combined GAAP R&D and SG&A expenses to range between $154 million and $160 million, including approximately $20 million in stock-based compensation expense, $8 million in amortization of acquired intangibles, and $3 million in acquisition-related costs.

In summary, design momentum this quarter remained strong, and we continued to actively engage with customers on a variety of products including amplifiers, smart codecs, camera controllers, and power-related components. With an extensive intellectual property portfolio and further innovation driven by our engineering-led customer relationships, we are focused on investing in key product areas that we believe will enable the company to capitalize on meaningful growth and diversification opportunities in the coming years.

Sincerely,



John Forsyth
President &
Chief Executive Officer



Venk Nathamuni
Chief Financial Officer

Conference Call Q&A Session

Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website.

A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (647) 362-9199 or toll-free at (800) 770-2030 (Access Code: 9542479)

Use of Non-GAAP Financial Information

To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, effective tax rate, free cash flow, and free cash flow margin. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our expected non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP effective tax rate or a related reconciliation without unreasonable efforts since our future GAAP effective tax rate depends on our future stock price and related stock-based compensation information that is not currently available.

Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our ability to drive long-term growth; our ability to capitalize on the secular trends driving demand for higher quality audio in laptops; our ability to deliver long-term growth through investment in new technologies and HPMS products; our ability to continue our technology and product diversification across existing and new markets; our ability to continue to make ongoing R&D investments to address strategic opportunities and exercise overall operational discipline; our ability to continue strong cash flow generation in FY23; our effective tax rate for the full fiscal year 2023; our expectation that our effective tax rate will decrease sequentially as additional years of R&D expenses are amortized for tax purposes and may return to a normalized range in approximately five years; our ability to maintain our leadership position in smartphone audio; our ability to broaden sales of audio components in key profitable applications beyond smartphones; our ability to apply our mixed-signal engineering expertise to develop solutions in new, adjacent HPMS applications; our ability to execute on the development of our next-generation smart codec for smartphones in the 22-nanometer process node; our expectation to see over 40 new laptop models come to market featuring high-voltage boosted amplifiers and codecs; our expectation that we will benefit from not only a higher attach rate of our camera controller in the newest devices but also a better mix of overall smartphones on the market that include more of our camera components; our ability to continue to strengthen our customer engagement and close engineering collaboration as we work together to identify opportunities on our roadmap to enable advanced functionality in the camera while also improving overall system performance; our ability to invest in intellectual property and capabilities that further innovate and address new challenges in power, including battery health and longevity; our ability to invest in charging and battery-related technologies to capitalize on long-term opportunities in laptops; our ability to execute on a solid pipeline of opportunities to expand HPMS dollar content in FY24 and beyond; our ability to expand our addressable market into new application areas; and our forecasts for the second quarter of fiscal year 2023 revenue, profit, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquired intangibles, acquisition-related costs and inventory levels. In some cases, forward-looking statements are identified by words such as "emerge," "expect," "anticipate," "foresee," "target," "project," "believe," "goals," "opportunity," "estimates," "intend," "will," and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies, or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates, and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially, and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the second quarter of fiscal year 2023, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers' new product ramps; increased industry-wide capacity constraints that may impact our ability to meet current customer demand, which could cause an unanticipated decline in our sales and damage our existing customer

relationships and our ability to establish new customer relationships; the potential for increased prices due to capacity constraints in our supply chain, which, if we are unable to increase our selling price to our customers, could result in lower revenues and margins that could adversely affect our financial results; recent significant increases in inflation in the U.S and overseas; and the risk factors listed in our Form 10-K for the year ended March 26, 2022 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Special Statement Concerning Risks Associated with the COVID-19 Pandemic and Our Forward-Looking Disclosures

We face risks related to global health epidemics that could impact our sales, supply chain, and operations, resulting in significantly reduced revenue or increased supply chain costs and constraints that would adversely affect our operating results.

On March 11, 2020, the World Health Organization declared a pandemic related to a novel coronavirus, commonly referred to as COVID-19. We continue to expect that COVID-19 will have an adverse effect on our business, financial condition, and results of operations and, with the pandemic ongoing, we are unable to predict the full extent and nature of these impacts at this time. The COVID-19 pandemic will likely heighten or exacerbate many of the other risks described in the risk factors listed in our Form 10-K for the year ended March 26, 2022, and in our other filings with the Securities and Exchange Commission.

In the longer term, the COVID-19 pandemic is likely to continue to adversely affect the economies and financial markets of many countries, potentially leading to a global economic downturn, inflation, or a recession. This would likely adversely affect the demand environment for our products and those of our customers, particularly consumer products such as smartphones, which may, in turn negatively affect our revenue and operating results.

Summary of Financial Data Below:

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended		
	Jun. 25, 2022 Q1'23	Mar. 26, 2022 Q4'22	Jun. 26, 2021 Q1'22
Audio	$ 254,496	$ 327,099	$ 217,355
High-Performance Mixed-Signal	139,143	162,873	59,898
Net sales	**393,639**	**489,972**	**277,253**
Cost of sales	191,005	231,243	137,307
Gross profit	**202,634**	**258,729**	**139,946**
Gross margin	**51.5%**	**52.8%**	**50.5%**
Research and development	109,716	111,394	85,696
Selling, general and administrative	38,642	39,470	35,147
Total operating expenses	148,358	150,864	120,843
Income from operations	**54,276**	**107,865**	**19,103**
Interest income (expense)	305	(103)	761
Other income (expense)	506	180	(242)
Income before income taxes	**55,087**	**107,942**	**19,622**
Provision for income taxes	15,380	11,528	2,413
Net income	**$ 39,707**	**$ 96,414**	**$ 17,209**
Basic earnings per share:	$ 0.71	$ 1.69	$ 0.30
Diluted earnings per share:	$ 0.69	$ 1.64	$ 0.29
Weighted average number of shares:			
Basic	56,277	56,993	57,582
Diluted	57,804	58,625	59,513

Prepared in accordance with Generally Accepted Accounting Principles

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands, except per share data; unaudited)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended		
	Jun. 25, 2022	Mar. 26, 2022	Jun. 26, 2021
Net Income Reconciliation	Q1'23	Q4'22	Q1'22
GAAP Net Income	$ 39,707	$ 96,414	$ 17,209
Amortization of acquisition intangibles	7,835	7,882	2,998
Stock-based compensation expense	18,138	17,024	14,984
Acquisition-related costs	3,164	3,164	-
Adjustment to income taxes	(4,300)	(6,778)	(2,949)
Non-GAAP Net Income	$ 64,544	$ 117,706	$ 32,242
Earnings Per Share Reconciliation			
GAAP Diluted earnings per share	$ 0.69	$ 1.64	$ 0.29
Effect of Amortization of acquisition intangibles	0.14	0.14	0.05
Effect of Stock-based compensation expense	0.31	0.29	0.25
Effect of Acquisition-related costs	0.05	0.05	-
Effect of Adjustment to income taxes	(0.07)	(0.11)	(0.05)
Non-GAAP Diluted earnings per share	$ 1.12	$ 2.01	$ 0.54
Operating Income Reconciliation			
GAAP Operating Income	$ 54,276	$ 107,865	$ 19,103
GAAP Operating Profit	*13.8%*	*22.0%*	*6.9%*
Amortization of acquisition intangibles	7,835	7,882	2,998
Stock-based compensation expense - COGS	277	261	246
Stock-based compensation expense - R&D	12,592	11,786	9,612
Stock-based compensation expense - SG&A	5,269	4,977	5,126
Acquisition-related costs	3,164	3,164	-
Non-GAAP Operating Income	$ 83,413	$ 135,935	$ 37,085
Non-GAAP Operating Profit	*21.2%*	*27.7%*	*13.4%*
Operating Expense Reconciliation			
GAAP Operating Expenses	$ 148,358	$ 150,864	$ 120,843
Amortization of acquisition intangibles	(7,835)	(7,882)	(2,998)
Stock-based compensation expense - R&D	(12,592)	(11,786)	(9,612)
Stock-based compensation expense - SG&A	(5,269)	(4,977)	(5,126)
Acquisition-related costs	(3,164)	(3,164)	-
Non-GAAP Operating Expenses	$ 119,498	$ 123,055	$ 103,107
Gross Margin/Profit Reconciliation			
GAAP Gross Profit	$ 202,634	$ 258,729	$ 139,946
GAAP Gross Margin	*51.5%*	*52.8%*	*50.5%*
Stock-based compensation expense - COGS	277	261	246
Non-GAAP Gross Profit	$ 202,911	$ 258,990	$ 140,192
Non-GAAP Gross Margin	*51.5%*	*52.9%*	*50.6%*
Effective Tax Rate Reconciliation			
GAAP Tax Expense	$ 15,380	$ 11,528	$ 2,413
GAAP Effective Tax Rate	*27.9%*	*10.7%*	*12.3%*
Adjustments to income taxes	4,300	6,778	2,949
Non-GAAP Tax Expense	$ 19,680	$ 18,306	$ 5,362
Non-GAAP Effective Tax Rate	*23.4%*	*13.5%*	*14.3%*
Tax Impact to EPS Reconciliation			
GAAP Tax Expense	$ 0.27	$ 0.20	$ 0.04
Adjustments to income taxes	0.07	0.11	0.05
Non-GAAP Tax Expense	$ 0.34	$ 0.31	$ 0.09

CONSOLIDATED CONDENSED BALANCE SHEET
(in thousands; unaudited)

	Jun. 25, 2022	Mar. 26, 2022	Jun. 26, 2021
ASSETS			
Current assets			
Cash and cash equivalents	$ 379,335	$ 369,814	$ 385,127
Marketable securities	18,397	10,601	60,503
Accounts receivable, net	206,272	240,264	136,534
Inventories	174,370	138,436	192,722
Other current assets	82,634	80,900	64,458
Total current Assets	861,008	840,015	839,344
Long-term marketable securities	55,965	63,749	311,643
Right-of-use lease assets	168,680	171,003	131,446
Property and equipment, net	157,165	157,077	158,451
Intangibles, net	149,984	158,145	18,429
Goodwill	435,936	435,791	287,518
Deferred tax asset	16,928	11,068	19,482
Long-term prepaid wafers	195,000	195,000	-
Other assets	65,236	91,552	47,693
Total assets	$ 2,105,902	$ 2,123,400	$ 1,814,006
LIABILITIES AND STOCKHOLDERS' EQUITY			
Current liabilities			
Accounts payable	$ 121,451	$ 115,417	$ 95,232
Accrued salaries and benefits	41,026	65,261	37,220
Lease liability	13,988	14,680	14,662
Acquisition-related liabilities	30,964	30,964	-
Other accrued liabilities	45,167	38,461	39,387
Total current liabilities	252,596	264,783	186,501
Non-current lease liability	159,344	163,162	126,442
Non-current income taxes	73,735	73,383	64,245
Long-term acquisition-related liabilities	11,856	8,692	-
Other long-term liabilities	9,184	13,563	30,087
Stockholders' equity:			
Capital stock	1,596,684	1,578,427	1,514,549
Accumulated earnings (deficit)	5,894	23,435	(109,754)
Accumulated other comprehensive income (loss)	(3,391)	(2,045)	1,936
Total stockholders' equity	1,599,187	1,599,817	1,406,731
Total liabilities and stockholders' equity	$ 2,105,902	$ 2,123,400	$ 1,814,006

Prepared in accordance with Generally Accepted Accounting Principles

CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands; unaudited)

	Three Months Ended	
	Jun. 25, 2022	Jun. 26, 2021
	Q1'23	Q1'22
Cash flows from operating activities:		
Net income	$ 39,707	$ 17,209
Adjustments to reconcile net income to net cash provided by (used in) operating activities:		
Depreciation and amortization	16,515	11,898
Stock-based compensation expense	18,138	14,985
Deferred income taxes	(5,860)	(9,270)
Loss on retirement or write-off of long-lived assets	292	-
Other non-cash charges	99	108
Net change in operating assets and liabilities:		
Accounts receivable, net	33,992	(27,822)
Inventories	(35,934)	(19,459)
Other assets	549	(6,457)
Accounts payable and other accrued liabilities	(20,327)	(21,740)
Income taxes payable	24,030	13,752
Acquisition-related liabilities	3,164	-
Net cash provided by (used in) operating activities	74,365	(26,796)
Cash flows from investing activities:		
Maturities and sales of available-for-sale marketable securities	4,694	49,158
Purchases of available-for-sale marketable securities	(5,186)	(53,969)
Purchases of property, equipment and software	(6,776)	(10,835)
Investments in technology	(448)	(1,068)
Net cash used in investing activities	(7,716)	(16,714)
Cash flows from financing activities:		
Issuance of common stock, net of shares withheld for taxes	120	746
Repurchase of stock to satisfy employee tax withholding obligations	(866)	(1,772)
Repurchase and retirement of common stock	(56,382)	(12,501)
Net cash used in financing activities	(57,128)	(13,527)
Net increase (decrease) in cash and cash equivalents	9,521	(57,037)
Cash and cash equivalents at beginning of period	369,814	442,164
Cash and cash equivalents at end of period	$ 379,335	$ 385,127

Prepared in accordance with Generally Accepted Accounting Principles

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands; unaudited)

Free cash flow, a non-GAAP financial measure, is GAAP cash flow from operations (or cash provided by (used in) operating activities) less capital expenditures. Capital expenditures include purchases of property, equipment and software as well as investments in technology, as presented within our GAAP Consolidated Condensed Statement of Cash Flows. Free cash flow margin represents free cash flow divided by revenue.

	Twelve Months Ended	Three Months Ended			
	Jun. 25, 2022	Jun. 25, 2022	Mar. 26, 2022	Dec. 25, 2021	Sep. 25, 2021
	Q1'23	Q1'23	Q4'22	Q3'22	Q2'22
Net cash provided by (used in) operating activities (GAAP)	$ 225,914	$ 74,365	$ 258,231	$ (135,855)	$ 29,173
Capital expenditures	(25,331)	(7,224)	(8,456)	(3,724)	(5,927)
Free Cash Flow (Non-GAAP)	$ 200,583	$ 67,141	$ 249,775	$ (139,579)	$ 23,246
Cash Flow from Operations as a Percentage of Revenue (GAAP)	12%	19%	53%	-25%	6%
Free Cash Flow Margin (Non-GAAP)	11%	17%	51%	-25%	5%